EXHIBIT 99.1

United-Guardian Reports First Quarter Results

HAUPPAUGE, N.Y., May 13, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that, as expected, net sales for the first quarter of 2016 were down compared with last year’s first quarter, decreasing from $4,372,393 in 2015 to $2,262,576 in the first quarter of 2016. As a result, net income decreased from $1,460,510 ($0.32 per share) in the first quarter of 2015 to $525,091 ($0.11 per share) for the first quarter of 2016.

Ken Globus, President of United-Guardian, stated, “While we certainly are disappointed with the decline in sales and earnings in the first quarter of 2016, it was not unexpected based on the information we have been receiving from our marketing partner in China. As we reported previously, towards the end of 2015 we had been informed that there would be no significant purchases of one of our Lubrajel products for shipment to China until the third quarter 2016. This was due to (a) a regulatory issue in China unrelated to Lubrajel but which affected some retail products in which Lubrajel was an ingredient, and (b) overly optimistic sales projections by some of our customers in China, which resulted in excess inventory that had to be worked off. We are hopeful that the resumption of purchases for the Chinese market, along with the additional revenue we hope will be generated by the recent introduction our new single-dose form of Renacidin®, our most important pharmaceutical product, will result in stronger sales and increased earnings in the second half of the year.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE QUARTERS ENDED
MARCH 31, 2016 and MARCH 31, 2015*

STATEMENTS OF INCOME (UNAUDITED)
	THREE MONTHS ENDED MARCH 31,
	2016	2015

Net sales	$2,262,576	$4,372,393

Costs and expenses:
Cost of sales	897,725	1,679,202
Operating expenses	467,556	460,927
Research and development	177,566	166,308
Total costs and expenses	1,542,847	2,306,437

Income from operations	719,729	2,065,956

Other income:
Investment income	43,312	53,454

Income before provision for income taxes	763,041	2,119,410

Provision for income taxes	237,950	658,900

Net income	$525,091	$1,460,510

Earnings per common share (Basic and Diluted)	$0.11	$0.32

Weighted average shares – basic and diluted	4,594,319	4,596,439

* Additional financial information can be found at the company’s web site at www.u-g.com.

Contact: Robert S. Rubinger
Public Relations
(631) 273-0900